Exhibit 99.1

Arconic Reports Second Quarter 2021 Results Demonstrating Profitability Growth and Near-Term Opportunities

Second Quarter 2021 Highlights

  Sales of $1.8 billion, up 52% year over year, and up 8% from prior quarter
  Net loss of $427 million, or $3.89 per share, compared with net loss of $96 million, or $0.88 per share, in second quarter 2020. Second quarter 2021 includes an after-tax charge of $423 million related to a partial annuitization of U.S. pension obligations
  Adjusted EBITDA of $187 million, up 89% year over year, and up 4% from prior quarter. Adjusted EBITDA margin of 10.4%
  Repurchased nearly 250,000 shares for approximately $9 million
  Completed $1 billion partial annuitization of U.S. pension obligations
  Strong financial profile creating a range of return-generating capital allocation opportunities

PITTSBURGH, Pa.--(BUSINESS WIRE)--August 3, 2021--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported second quarter 2021 results. Revenue was $1.8 billion, up 8% from the prior quarter, primarily due to higher aluminum prices and growth in the industrial and packaging end markets partially offset by weakness in ground transportation. The Company reported a net loss of $427 million, or $3.89 per share, compared with a net loss of $96 million, or $0.88 per share, in second quarter 2020. The second quarter 2021 net loss includes an after-tax non-cash pension settlement charge of $423 million related to the partial annuitization of U.S. pension obligations completed in quarter.

Second quarter 2021 Adjusted EBITDA was $187 million, an increase of 89% year over year and 4% sequentially, driven primarily by continued strong operating performance and growth in industrial end markets and international packaging sales. Adjusted EBITDA margin was 10.4% in second quarter 2021. Cash used for operations was $167 million, reflecting $250 million of U.S. pension contributions made in April 2021 related to the partial U.S. pension annuitization. Capital expenditures were $44 million. At quarter-end, the cash balance was $540 million with total available liquidity of approximately $1.3 billion, and debt was $1.6 billion.

Tim Myers, Chief Executive Officer, said, “The broad-based strength of our product portfolio and our decision to pivot capacity served us well in the second quarter, enabling us to increase Adjusted EBITDA 4% sequentially. During the quarter, we shifted capacity from automotive to industrial to nearly offset semiconductor challenges affecting ground transportation. All other markets grew during the quarter benefiting from sustained tailwinds, and we expect ongoing growth across all of our end markets, setting the stage for Arconic to deliver meaningful Adjusted EBITDA growth over the next several years. Additionally, we have dramatically reduced our annual legacy cash obligations, which will lead to increased free cash flow generation and open the door to a range of return-generating capital allocation opportunities.”

Second Quarter Segment Performance

Revenue by Segment ($M)
	Quarter ended
	June 30, 2021	June 30, 2020
Rolled Products	$1,474	$880
Building and Construction Systems	257	230
Extrusions	70	81

Adjusted EBITDA ($M)
	Quarter ended
	June 30, 2021	June 30, 2020
Rolled Products	$173	$85
Building and Construction Systems	35	37
Extrusions	(8)	(14)
Subtotal	200	108
Corporate	(13)	(9)
Adjusted EBITDA	$187	$99

Outlook

The Company is updating its full-year 2021 outlook in light of the effects of increased metal price on revenue and working capital. Arconic now expects full-year 2021 revenue to be in a range of $7.3 billion to $7.6 billion, compared with the prior outlook of $7.1 billion to $7.4 billion. This assumes an average annual LME aluminum price of $2,330/mt and Midwest Premium of $540/mt for the full year, versus prior assumptions for LME of $2,200/mt and Midwest Premium of $430/mt. Adjusted EBITDA expectations for full-year 2021 remain in a range of $710 million to $750 million. Adjusted free cash flow outlook for full-year 2021 is now expected to be approximately $250 million compared to the prior outlook of $300 million to $400 million. Adjusted free cash flow outlook excludes a $250 million contribution to U.S. pension plans in April in connection with the $1 billion annuitization, and approximately $350 million in other funding of legacy pension, OPEB, and environmental liabilities.

Share Repurchase Program

The Company repurchased approximately 250,000 shares in second quarter 2021 at an average price of $34.68 for a total of approximately $9 million of the previously announced $300 million two-year authorization. From July 1, 2021 through July 30, 2021, the Company has bought back more than twice the amount of shares repurchased in second quarter 2021.

Pension Annuitization

As previously announced, the Company completed an approximately $1 billion partial annuitization of its U.S. pension obligations. To effect this transaction, Arconic transferred certain plan assets to the insurance company providing the group annuity contract and made an aggregate contribution of $250 million to its U.S. pension plans to maintain the funding level of the remaining plan obligations. As a result of the transaction, the Company recognized a non-cash pension settlement charge of $549 million ($423 million after tax), in the second quarter of 2021.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on August 3, 2021, to present second quarter financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; any future share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the potential impact of the COVID-19 pandemic; the timing and levels of potential recovery from the COVID-19 pandemic within our end markets; and the impact of actions to mitigate the impact of the COVID-19 pandemic. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the U.S. packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) the inability to identify or successfully respond to changing trends in our end markets; (n) the impact of potential cyber attacks and information technology or data security breaches; (o) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (p) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; and (q) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA, free cash flow, and adjusted free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Sales	$1,801	$1,675	$1,187

Cost of goods sold (exclusive of expenses below)(1)	1,567	1,431	1,051
Selling, general administrative, and other expenses	61	59	55
Research and development expenses	9	8	8
Provision for depreciation and amortization	62	63	68
Restructuring and other charges(2)	597	1	77
Operating (loss) income(1)	(495)	113	(72)

Interest expense(3)	25	23	40
Other expenses, net	15	22	16

(Loss) Income before income taxes(1)	(535)	68	(128)
(Benefit) Provision for income taxes(1)	(108)	16	(32)

Net (loss) income(1)	(427)	52	(96)

Less: Net income attributable to noncontrolling interest	–	–	–

NET (LOSS) INCOME ATTRIBUTABLE TO ARCONIC CORPORATION(1)	$(427)	$52	$(96)

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net (loss) income(1)	$(3.89)	$0.48	$(0.88)
Weighted-average number of shares	110,035,026	109,835,195	109,046,332

Diluted:
Net (loss) income(1)	$(3.89)	$0.46	$(0.88)
Weighted-average number of shares(4)	110,035,026	113,249,380	109,046,332

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	110,024,144	110,024,144	109,058,691

(1)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended June 30, 2020. Accordingly, Net loss attributable to Arconic Corporation increased $4 (comprised of a $5 increase to Cost of goods sold and a $1 increase to Benefit for income taxes), or $0.04 per share, from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 (filed on August 4, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(2)

In the quarter ended June 30, 2021, Restructuring and other charges includes $568 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of the purchase of a group annuity contract and elections by certain plan participants to receive lump-sum benefit payments (see footnote 4 to the Consolidated Balance Sheet included in this release). In the quarter ended June 30, 2020, Restructuring and other charges includes $55 related to the settlement of a portion of the Company’s U.K. defined benefit pension plan obligation as a result of the purchase of a group annuity contract.

(3)

In the quarter ended June 30, 2020, Interest expense includes $19 related to the write-off and immediate expensing of certain debt issuance costs associated with a debt refinancing executed in May 2020.

(4)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(dollars in millions)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$540	$787
Receivables from customers, less allowances of $1 in both 2021 and 2020	828	631
Other receivables	190	128
Inventories	1,397	1,043
Prepaid expenses and other current assets	63	53
Total current assets	3,018	2,642

Properties, plants, and equipment	7,432	7,409
Less: accumulated depreciation and amortization	4,802	4,697
Properties, plants, and equipment, net	2,630	2,712
Goodwill	391	390
Operating lease right-of-use-assets	136	144
Deferred income taxes	273	329
Other noncurrent assets	95	97
Total assets	$6,543	$6,314

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,427	$1,106
Accrued compensation and retirement costs	127	118
Taxes, including income taxes	42	33
Environmental remediation	75	90
Operating lease liabilities	36	36
Other current liabilities	143	90
Total current liabilities	1,850	1,473
Long-term debt(1)	1,593	1,278
Accrued pension benefits(2)	737	1,343
Accrued other postretirement benefits	459	479
Environmental remediation	60	66
Operating lease liabilities	103	111
Deferred income taxes	14	15
Other noncurrent liabilities and deferred credits	99	102
Total liabilities	4,915	4,867

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,351	3,348
Accumulated deficit	(530)	(155)
Treasury stock(3)	(9)	–
Accumulated other comprehensive loss(4)	(1,199)	(1,761)
Total Arconic Corporation stockholders’ equity	1,614	1,433
Noncontrolling interest	14	14
Total equity	1,628	1,447
Total liabilities and equity	$6,543	$6,314
(1)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans (see footnote 2).

(2)

The decrease of $606 in Accrued pension benefits was mostly due to cash contributions and the purchase of a group annuity contract associated with the Company’s two funded U.S. defined benefit pension plans. In January 2021, the Company contributed a total of $200 to these two plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company purchased a group annuity contract to transfer the obligation to pay the remaining retirement benefits of approximately 8,400 participants to an insurance company. On a combined basis, this transaction resulted in the settlement of $995 in plan obligations and the transfer of $1,007 in plan assets. In connection with this transaction, the Company contributed a total of $250 to these two plans to maintain the funding level of the remaining plan obligations not transferred. This contribution was funded with the net proceeds from a recent debt offering (see footnote 1). This transaction represents a significant settlement event, and, as a result, the Company was required to complete a remeasurement of these two plans, including an interim actuarial valuation of the plan obligations. Accordingly, the weighted average discount rate used in calculating the plan obligations increased to 3.10% as of April 30, 2021 from 2.54% as of December 31, 2020. This increase drove a decrease in the Company’s liability of $152.

(3)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. In the quarter ended June 30, 2021, the Company repurchased 246,011 shares of its common stock under this program.

(4)

The decrease of $562 in Accumulated other comprehensive loss was mostly due to a reduction in the existing combined net actuarial loss associated with the Company’s two funded U.S. defined benefit pension plans. In the quarter ended June 30, 2021, the Company accelerated the amortization of a portion of this net actuarial loss due to the settlement of a portion of the Company’s pension plan obligations as a result of the purchase of a group annuity contract (see footnote 2) and elections by certain plan participants to receive lump-sum benefit payments. The impact of this activity on Accumulated other comprehensive loss was $437 ($568 before tax impact). The Company recognized the $568 in Restructuring and other charges on its Statement of Consolidated Operations (see footnote 2 to the Statement of Consolidated Operations included in this release). Additionally, as a result of an increase in the discount rate used in calculating the Company’s obligations related to these two plans as of April 30, 2021 (see footnote 2), Accumulated other comprehensive loss was reduced by $117 ($152 before tax impact).

Arconic Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Quarter ended
	June 30,	March 31,	June 30,
	2021	2021	2020
OPERATING ACTIVITIES
Net (loss) income(1)	$(427)	$52	$(96)
Adjustments to reconcile net (loss) income to cash (used for) provided from operations:
Depreciation and amortization	62	63	68
Deferred income taxes(1)	(117)	4	28
Restructuring and other charges(2)	597	1	77
Net periodic pension benefit cost	18	22	18
Stock-based compensation	5	2	5
Amortization of debt issuance costs	1	2	21
Other	1	12	2
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) Decrease in receivables	(61)	(186)	125
(Increase) Decrease in inventories(1)	(196)	(161)	171
(Increase) Decrease in prepaid expenses and other current assets	(13)	3	(8)
Increase (Decrease) in accounts payable, trade(3)	206	117	(295)
(Decrease) in accrued expenses	(1)	(33)	(39)
Increase (Decrease) in taxes, including income taxes	5	9	(48)
Pension contributions(4)	(252)	(201)	(12)
(Increase) Decrease in noncurrent assets	(4)	–	11
Increase in noncurrent liabilities	9	–	10
CASH (USED FOR) PROVIDED FROM OPERATIONS	(167)	(294)	38

FINANCING ACTIVITIES
Separation payment to former parent company(5)	–	–	(728)
Additions to debt (original maturities greater than three months)(5)	–	319	1,200
Debt issuance costs	(1)	(4)	(15)
Payments on debt (original maturities greater than three months)(5)	–	–	(1,100)
Repurchases of common stock(6)	(9)	–	–
Other	1	(18)	–
CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(9)	297	(643)

INVESTING ACTIVITIES
Capital expenditures(3)	(44)	(28)	(29)
Proceeds from the sale of assets and businesses	(3)	1	1
CASH USED FOR INVESTING ACTIVITIES	(47)	(27)	(28)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	–	–	–
Net change in cash and cash equivalents and restricted cash	(223)	(24)	(633)
Cash and cash equivalents and restricted cash at beginning of period(7)	763	787	1,228
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(7)	$540	$763	$595

(1)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial results. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Cash Flows for the quarter ended June 30, 2020. Accordingly, Net loss increased $4, Deferred income taxes decreased $1, and Decrease in inventories positively changed by $5 from the amounts reported on August 4, 2020. See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(2)	See footnote 2 to the Statement of Consolidated Operations included in this release.

(3)

In preparing the Statement of Consolidated Cash Flows for the nine months ended September 30, 2020, management identified a misclassification related to the non-cash portion of properties, plants, and equipment additions. This non-cash portion is the result of the timing difference that exists between when the Company records such additions as assets on its Consolidated Balance Sheet and when such additions have been paid in cash. As a result, the amount of (Decrease) in accounts payable, trade reported on August 4, 2020 for the quarter ended June 30, 2020 was overstated by $8 and the amount of Capital expenditures reported on August 4, 2020 for the quarter ended June 30, 2020 was understated by $8. Accordingly, for the quarter ended June 30, 2020, management has corrected both (Decrease) in accounts payable, trade and Capital expenditures from the amounts reported on August 4, 2020 to remove the respective effect of this $8.

(4)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract (see footnote 2 to the Consolidated Balance Sheet included in this release).

(5)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans (see footnote 4).

On April 1, 2020, Arconic Inc. separated into two standalone, publicly-traded companies, Arconic Corporation and Howmet Aerospace Inc. (the “Separation”). In connection with the capital structure to be established at the time of the Separation, Arconic secured $1,200 in third-party indebtedness in the quarter ended March 31, 2020. The net proceeds from a portion of this indebtedness was held in escrow until the satisfaction of the escrow release conditions, which included the substantially concurrent completion of the Separation. Accordingly, the escrowed cash was included in Restricted cash as of March 31, 2020 (see footnote 7). The Company used a portion of the net proceeds from the aggregate indebtedness to make a $728 payment to its former parent company on April 1, 2020 to fund the transfer of certain net assets from the former parent company to Arconic in connection with the completion of the Separation.

On April 2, 2020, Arconic incurred an additional $500 of indebtedness as a proactive measure taken by the Company to bolster its liquidity and preserve financial flexibility in light of uncertainties resulting from the COVID-19 pandemic. On May 13, 2020, in order to provide improved financial flexibility, Arconic executed a refinancing of a portion of its outstanding indebtedness by securing $700 in new third-party indebtedness. The Company used the net proceeds from the new indebtedness, together with cash on hand, to repay $1,100 of outstanding indebtedness.

(6)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. In the quarter ended June 30, 2021, the Company repurchased 246,011 shares of its common stock under this program.

(7)

Cash and cash equivalents and restricted cash at beginning of period for the quarters ended June 30, 2021 and March 31, 2021 and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03. For the quarter ended June 30, 2020, Cash and cash equivalents and restricted cash at beginning of period includes Restricted cash of $593 (see footnote 5).

Arconic Corporation and subsidiaries
Segment Adjusted EBITDA Reconciliation (unaudited)
(in millions)

	Quarter ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Total Segment Adjusted EBITDA(1),(2)	$200	$189	$108
Unallocated amounts:
Corporate expenses(3)	(10)	(9)	(7)
Stock-based compensation expense	(5)	(2)	(5)
Metal price lag(4)	(11)	5	(10)
Provision for depreciation and amortization	(62)	(63)	(68)
Restructuring and other charges(5)	(597)	(1)	(77)
Other(6)	(10)	(6)	(13)
Operating (loss) income(2)	(495)	113	(72)
Interest expense	(25)	(23)	(40)
Other expenses, net	(15)	(22)	(16)
Benefit (Provision) for income taxes(2)	108	(16)	32
Net income attributable to noncontrolling interest	–	–	–
Consolidated net (loss) income attributable to Arconic Corporation(2)	$(427)	$52	$(96)

(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). Effective in the third quarter of 2020, management refined the Company’s Segment Adjusted EBITDA measure to remove the impact of metal price lag (see footnote 4). This change was made to further enhance the transparency and visibility of the underlying operating performance of each segment by removing the volatility associated with metal prices. The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus Stock-based compensation expense and Metal price lag. Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Also, effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. The effects of the change in accounting principle have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended June 30, 2020. See footnote 2 for additional information.

Segment Adjusted EBITDA for the quarter ended June 30, 2020 was recast to reflect the updated measure of segment profit or loss and the change in inventory cost method.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net (loss) income.

(2)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at LIFO cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended June 30, 2020. Accordingly, Net loss attributable to Arconic Corporation increased $4 (comprised of a $5 increase to Cost of goods sold and a $1 increase to Benefit for income taxes) from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 (filed on August 4, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(3)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(4)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(5)	See footnote 2 to the Statement of Consolidated Operations included in this release.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 4 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

Arconic Corporation and subsidiaries
Calculation of Non-GAAP Financial Measures (unaudited)
(in millions)

Adjusted EBITDA	Quarter ended
	June 30,	March 31,	June 30,
	2021	2021	2020
Net (loss) income attributable to Arconic Corporation(1)	$(427)	$52	$(96)

Add:
Net income attributable to noncontrolling interest	–	–	–
(Benefit) Provision for income taxes(1)	(108)	16	(32)
Other expenses, net	15	22	16
Interest expense	25	23	40
Restructuring and other charges(2)	597	1	77
Provision for depreciation and amortization	62	63	68
Stock-based compensation	5	2	5
Metal price lag(3)	11	(5)	10
Other special items(4)	7	5	11

Adjusted EBITDA(1)	$187	$179	$99

Sales	$1,801	$1,675	$1,187

Adjusted EBITDA Margin	10.4%	10.7%	8.3%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the third quarter of 2020, management refined the Company’s Adjusted EBITDA measure to remove the impact of metal price lag (see footnote 3). This change was made to further enhance the transparency and visibility of the underlying operating performance of the Company by removing the volatility associated with metal prices. Also, effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. The effects of the change in accounting principle have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended June 30, 2020. See footnote 1 for additional information. Adjusted EBITDA for the quarter ended June 30, 2020 was recast to reflect both these changes.

(1)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at LIFO cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended June 30, 2020. Accordingly, Net loss attributable to Arconic Corporation increased $4 (comprised of a $5 increase to Cost of goods sold and a $1 increase to Benefit for income taxes) from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 (filed on August 4, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(2)	See footnote 2 to the Statement of Consolidated Operations included in this release.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	Other special items include the following:

  for the quarter ended June 30, 2021, a write-down of inventory related to the idling of both the remaining operations at the Chandler (Arizona) extrusions facility and the casthouse operations at the Lafayette (Indiana) extrusions facility ($4) and costs related to several legal matters ($3);

  for the quarter ended March 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($1); and

  for the quarter ended June 30, 2020, costs related to several legal matters, including a customer settlement ($5), Grenfell Tower ($3), and other ($3).

Net Debt	June 30,
2021

Long-term debt	$1,593
Short-term borrowings	1
Total debt	$1,594

Less: Cash and cash equivalents	540

Net debt	$1,054

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after considering available cash that could be used to repay outstanding debt. Long-term debt equals $1,600 principal of outstanding indebtedness plus $18 of unamortized debt premium less $25 of unamortized debt issuance costs.

Adjusted EBITDA to Free Cash Flow Bridge	Quarter ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Adjusted EBITDA(1)	$187	$179	$151	$165	$99
Change in working capital(2),(4)	(51)	(230)	130	185	1
Cash payments for:
Environmental remediation	(4)	(17)	(28)	(33)	(4)
Pension contributions(3)	(252)	(201)	(227)	–	(12)
Other postretirement benefits	(10)	(10)	(14)	(14)	(13)
Restructuring actions	(4)	(5)	(9)	(5)	(9)
Interest	(22)	(18)	(21)	(19)	(5)
Income taxes	(6)	(6)	(11)	(3)	(7)
Capital expenditures(4)	(44)	(28)	(37)	(39)	(29)
Other	(5)	14	17	(36)	(12)
Free Cash Flow(5)	$(211)	$(322)	$(49)	$201	$9

Add-back cash payments for:
Environmental remediation	4	17	28	33	4
Pension benefits(6)	254	203	229	2	14
Other postretirement benefits	10	10	14	14	13
Adjusted Free Cash Flow(7)	$57	$(92)	$222	$250	$40
(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) Arconic’s definition of Adjusted EBITDA, (ii) management’s rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

(2)	Arconic’s definition of working capital is Receivables plus Inventories less Accounts payable, trade.

(3)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

(4)

In preparing the Statement of Consolidated Cash Flows for the nine months ended September 30, 2020, management identified a misclassification related to the non-cash portion of properties, plants, and equipment additions. This non-cash portion is the result of the timing difference that exists between when the Company records such additions as assets on its Consolidated Balance Sheet and when such additions have been paid in cash. As a result, the amount of (Decrease) in accounts payable, trade (included in Change in working capital) reported on August 4, 2020 for the quarter ended June 30, 2020 was overstated by $8 and the amount of Capital expenditures reported on August 4, 2020 for the quarter ended June 30, 2020 was understated by $8. Accordingly, for the quarter ended June 30, 2020, management has corrected both (Decrease) in accounts payable, trade and Capital expenditures from the amounts reported on August 4, 2020 to remove the respective effect of this $8.

(5)

Arconic’s definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

2Q 2021: Cash used for operations of $(167) less capital expenditures of $44 = free cash flow of $(211)
1Q 2021: Cash used for operations of $(294) less capital expenditures of $28 = free cash flow of $(322)
4Q 2020: Cash used for operations of $(12) less capital expenditures of $37 = free cash flow of $(49)
3Q 2020: Cash provided from operations of $240 less capital expenditures of $39 = free cash flow of $201
2Q 2020: Cash provided from operations of $38 less capital expenditures of $29 = free cash flow of $9

(6)	Pension benefits are comprised of contributions to funded defined benefit plans and benefit payments to participants in unfunded defined benefit plans.

(7)

Adjusted Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted Free Cash Flow provides an incremental view of the Company’s cash performance by excluding payments related to legacy liabilities.

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com